EXHIBIT 11.1

                        SAVVIS Communications Corporation

   CALCULATION OF BASIC AND DILUTED LOSS PER SHARE AND WEIGHTED AVERAGE SHARES
                             USED IN EPS CALCULATION

                                   (UNAUDITED)

                                                                                 For the Three
                                                                                  Months Ended
                                                                                 March 31, 2001
                                                                                 --------------
Weighted average shares outstanding:
Common stock:
  Shares outstanding at beginning of period, net of 2,978,749
   shares subject to forfeiture ............................................        90,813,441
  Weighted average shares, net of treasury shares, issued or vested during
   the three months ended March 31, 2001 (50,308 new shares issued).........            84,685
                                                                                 ---------------
                                                                                    90,898,126
                                                                                ================
Net loss attributable to common shareholders ...............................      $(56,453,000)
                                                                                ================
Basic and diluted loss per share ...........................................      $     (0.62)
                                                                                ================